EXHIBIT 99.2

                              AIR TRANSPORTATION STABILIZATION BOARD

Daniel G. Montgomery
Executive Director

February 11, 2003

Mr. David N. Siegel
President and Chief Executive Officer
US Airways, Inc.
Crystal Park Four
2345 Crystal Drive
Arlington, VA 22227

Re: Application for a Loan Guarantee Under the Air Transportation Safety and System
      Stabilization Act

Dear Mr. Siegel:

        This letter refers to the application of US Airways, Inc. (the "Applicant"), dated June
7, 2002, as supplemented (the "Application"), for a Federal loan guarantee under the Air
Transportation Safety and System Stabilization Act, Pub. L. No. 107-42, 115 Stat. 230 (the
"Act") and the regulations promulgated thereunder, 14 CFR Part 1300 (the "Regulations").

        The Applicant has requested expedited action by the Board in connection with the
Applicant's reorganization plan pending in the United States Bankruptcy Court for the
Eastern District of Virginia, Alexandria Division, and to facilitate access to the remaining portion of its debtor-in-possession financing. The Board is asked to participate in a $1 billion financing by providing a Federal government guarantee of $900 million, representing 90 percent of the proposed financing.

        The Board has carefully considered the Application under the standards set out in the
Act and Regulations. The Board's consideration has included a review and analysis of the
Application by the Board's staff and the Board's financial and industry consultants. The
Board voted unanimously to approve the Application incorporating the revised business plan, subject to the conditions set out in this letter.

        The Applicant's management has pursued a disciplined approach to executing its restructuring plan and reacting to changing economic conditions in the airline industry. The
Board recognizes the difficult decisions confronting management and stakeholders in proposing, negotiating and accepting concessions. Among other factors, the Board's action is based on the proposed achievement of substantial and diverse cost savings and the development of credible revenue assumptions to support the business plan submitted. In the

Mr. David N. Siegel
February 11, 2003

Board's view, the Applicant's management has presented a business plan that reasonably positions the Applicant to meet the challenges and risks of this industry and to achieve financial stability over the term of the proposed loan. These factors, in the Board's view, together with the demonstrated commitment and cooperation of the Applicant's stakeholder groups, indicate a financially sound business plan and a reasonable assurance of repayment of the proposed loan.

        The Board's approval is subject to satisfaction, as determined by the Board in its sole discretion, of all the conditions in the Act and the Regulations and the following:

> The Applicant must conclude legally binding agreements regarding the concessions and initiatives described in the Applicant's revised business plan.

> As required by the Regulations, the Applicant must obtain confirmation by the
   Bankruptcy Court of the Applicant 's plan of reorganization.

> Among the regulatory and judicial approvals that are required to be obtained pursuant to the Regulations, a resolution of the Applicant's pension funding issue must be approved by the Pension Benefit Guaranty Corporation and, if necessary, the Bankruptcy Court.
   The Board understands that discussions involving the Applicant's pension initiative are ongoing among the Applicant and other interested parties. The Board takes no position on the form or specific provisions of such a resolution.

> The Applicant must resolve specific collateral issues.

> Final loan documents, including related collateral security documents and filings, affiliate guarantees, certifications, the warrant and registration rights agreement, and appropriate opinions of counsel, all in form and substance satisfactory to the Board, remain to be negotiated by the Board. The Board may require control rights, representations, warranties, covenants (including, without limitation, covenants relating to the Applicant's financial ratios), anti-dilution protections and registration rights in connection with the warrants, and other customary lending provisions which are different from or in addition to those described in the Summary of Indicative Terms and Conditions included in the
   Application.

        The Board considers the warrants for 10% of the Applicant 's reorganized equity (on a fully diluted basis), which is offered to the Government in the Application, to represent sufficient participation in the Applicant's potential future gains. The Board will accept a strike price equal to that proposed for all other initial stakeholders in the Applicant's plan of reorganization.

         The Board will continue to perform business and legal due diligence as the transaction progresses. The Board's willingness to issue the guarantee, and the specific terms it may

Mr. David N. Siegel
February 11, 2003

require in the loan documents, are subject, therefore, to on-going due diligence and the
Board's satisfaction with the results thereof. In the event that the Board discovers any materially negative information concerning the Applicant not currently known to it, the Board in its sole discretion may decline to issue its guarantee. The issuance of the Board's guarantee is subject also to the absence, in the sole judgment of the Board, of any material adverse change in the condition (financial or otherwise), business, property, operations, prospects, assets or liabilities of the Applicant, or in the Applicant's ability to repay the loan, or in the value of the collateral between the date hereof and the date the guarantee is issued.

        The Board and Board staff look forward to working with you toward the successful completion of this transaction and are prepared to devote all of the resources necessary to accomplish this end.

                                                                                                  Sincerely,

                                                                                                  Daniel G. Montgomery

cc: Edward M. Gramlich
     Kirk K. Van Tine
     Peter R. Fisher